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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER's 2004 REVENUE GROWS 22%, SETS RECORD
Fourth Quarter Revenue up 41% to $235 Million, Also a Record;
Fiscal and Fourth Quarter Earnings Up 49% and 78%, Respectively;
Free Cash Flow Increases 37% to $37 Million

        GREENWOOD VILLAGE, Colo.—February 16, 2005—CIBER, Inc. (NYSE: CBR), a leading international IT consultancy, reported its best revenue year ever and its best year in net income since 1999. Recapping 2004, revenue was $843.0 million, net income was $29.7 million, and (after $0.03 dilution from adopting EITF Issue 04-8 effective as of December 2003, discussed below), Cash EPS (also defined below) was $0.48 per share and GAAP EPS was $0.45 per share.

Overview:

        "2004 was a momentous, record setting year for CIBER. We are hardly at the end of our journey, and this is a very nice mile-marker in our 31-year history. Having gone public (1994) prior to the frenzy of the late 1990's, survived the dotcom episode and reinvented our business model to thriving while others disappeared or languish, is a testimony to the hard work of our great employees. Our shareholders can be very proud of what our employees have done and are doing," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "To increase revenue 22 percent, net income 49 percent, Cash EPS 45 percent, GAAP EPS 45 percent, and Free Cash Flow (defined below) 36 percent for 2004, hardly a robust year economically, was special."

        "In great measure, in 2004 we almost tripled our European end-of-year revenue size, almost doubled our U.S. Federal Government practice, added approximately 30 percent to our U.S. State & Local business, more than doubled our offshore business, and we increased our consolidated operating income margin by 140 basis points at the same time. While we readily admit many of these accomplishments came from accretive mergers and acquisitions joining the CIBER group, there were organic growth accomplishments as well."

Geographic Segments:

        By 'geography', the U.S. represented 83 percent of CIBER's 2004 revenue with Europe and Asia representing 17 percent. A year ago, the U.S. represented 89 percent of CIBER's 2003 revenue. For the December quarter only, European and Asian revenue increased to 23 percent of the total, more than double a year earlier. Some of CIBER's larger competitors have more international revenue than U.S. revenue.

Fourth Quarter and Fiscal 2004 Metrics

Record Revenue:

        Revenue for the fourth quarter of 2004 of $235.2 million was an all-time high for CIBER. This represented an increase of 41 percent year-over-year and 7.2 percent sequentially. Merger and acquisition activity represented the lion's share of the growth, but organic revenue grew approximately 3.0 percent year-over-year and 1.0 percent sequentially, representing the first time in two years that CIBER has achieved both sequential and year-over-year organic growth at the same time.

        "By 'business model' components, our fourth quarter of 2004 saw organic growth of over 100 consultants in our U.S. Custom Solutions Division, which grew revenue per day by approximately 3.0 percent sequentially, but was offset by fewer billing days in the quarter. As expected, profitability of this group was lower sequentially because of seasonal time off. Our ERP Division (CIBER Enterprise Solutions) had lower seasonal consulting revenue, but higher hardware sales commissions to offset this, and it had a very good profitability quarter driven by the commissions. European operations, with the first full quarter of Novasoft AG's operations, increased significantly in revenue and profitability, but were hindered by a Danish project that significantly impacted overall operating results. All together, because U.S. Custom Solutions continues to dominate total operations, revenue for the quarter was above mid-point of the guidance range and earnings were slightly below, mainly due to the previously mentioned Danish project," said Slingerlend

        Calendar 2004 revenue of $843.0 million was also a CIBER record. Aided by acquisitions, but with an organic growth contribution, revenue grew 22 percent from $692.0 million for 2003. A year earlier, 2003 revenue had also improved 14 percent compared to 2002's $608.0 million.

        "Looking at the components of 2004's revenue growth, our biggest fiscal growth was in European operations (84 percent, to $140.8 million). Our U.S. Federal Government business grew over 80 percent year-over-year to $162.2 million. Our U.S. State & Local business grew approximately 30 percent year-over-year to $115.5 million. And, our U.S. Commercial business was off approximately 3.0 percent at $336.5 million. All of these groups were benefited from mergers and acquisitions in varying amounts. Our U.S. ERP business (CIBER Enterprise Solutions) fell 6 percent to $88.0 million. Oracle's protracted hostile efforts upon PeopleSoft were not helpful from June 2003 forward; the recent acquisition may help unlock opportunities," Slingerlend concluded.

Net Income:

        Net income of $7.5 million for the December 2004 quarter increased 78 percent from $4.2 million for the December 2003 quarter. Operating leverage from top-line growth and margin expansion, mainly from cost containment, was the primary benefactor.

        For the year, net income of $29.7 million was the best since 1999 and represented a 49 percent increase over $20.0 million for 2003, which was 41 percent higher than 2002's net income of $14.2 million.

Adoption of EITF Issue 04-8:

        CIBER has adopted EITF Issue 04-8 retroactive to December 2003. This action provides that, because of our contingent convertible debt offering of December 2003, and solely for the sake of calculating FASB's stipulated EPS number, CIBER shall now retroactively add to our 2004 results the potential dilution of the conversion of this debt. For 2004, this increased net income by $3.8 million and added 12.83 million more shares to our fully diluted share count. The affect in tabular form: (In millions, except per share data)

	Fourth Quarter—2004		Fiscal 2004
	Before EITF 04-8	With EITF 04-8	Before EITF 04-8	With EITF 04-8
Net Income	$7.5	$8.5	$29.7	$33.5
Diluted Shares	63.7	76.6	61.8	74.6
GAAP EPS	$0.12	$0.11	$0.48	$0.45

        Please note that bondholders cannot convert their holdings into CIBER stock until our stock trades at least $16.36 per share or higher (it closed February 15, 2005 at $8.02 per share), and there is no cash outlay, no P&L expense and no additional shares outstanding representing this prescribed EPS number. FASB's wisdom apparently is that these shares could become outstanding in the future and should be considered outstanding now, albeit we believe in our case likely misleading to investors in the near term.

        Defensively, CIBER declared irrevocably on January 5, 2005 that it will settle not less than 30 percent of the principal amount of the bonds upon conversion "in cash," a choice CIBER protected when the debt was issued. Consequently, instead of adding 12.83 million shares outstanding for 2005 for EPS purposes, CIBER will be adding 70 percent of this amount (~9.0 million) to its fully diluted shares count to compute FASB's EPS, and instead of adding $3.8 million to net income, CIBER will only add $2.7 million.

        CIBER's results for 2004 and comments on 2005 expectations reflect the addition of these non-outstanding shares, more specifically, 12.83 million for 2004 and 8.94 million for 2005. These entries retroactively reduced 2004's EPS by $0.03/share and 2005's EPS prospectively by approximately $0.04/share.

Cash EPS:

        Cash EPS (net income plus tax adjusted amortization of intangible assets) of $0.12/share for 2004's fourth quarter was 71 percent higher than results a year earlier of $0.07/share. For the year, Cash EPS of $0.48/share increased 45 percent over 2003's results of $0.33/share (restated from $0.34/share for EITF 04-8, see above), which was 65 percent higher than 2002's results of $0.20/share.

GAAP EPS:

        Prior to the EITF Issue 04-8 adjustment, GAAP EPS for the December 2004 quarter was $0.12/share. After the adjustment, GAAP EPS of $0.11 per share for the December 2004 quarter was 57 percent higher than the December 2003 quarter of $0.07/share. Margin expansion, top-line growth and a positive year-to-year comparison with a telecom client that curtailed work in September 2003 all contributed.

        For the year, post-FASB adjusted GAAP EPS of $0.45/share represented a 45 percent increase of $0.31/share for 2003. 2003 had improved 41 percent over $0.22/share for CIBER's 2002.

        Both Cash EPS and GAAP EPS would have been $0.02/share higher for the quarter and year had we not incurred extra project expenses during the fourth quarter.

Free Cash Flow & Net Free Cash Flow:

        Free Cash Flow (defined as net income + depreciation + amortization - capital expenditures) for the quarter and year-to-date was: (In millions, except per share data)

	Quarter		Calendar
	Dec 2003	Dec 2004	2003	2004
Net Income	$4.2	$7.5	$20.0	$29.7
Depreciation and Amortization	2.5	3.6	11.2	14.2
Capital Expenditures	-1.2	-2.6	-4.4	-7.3

Free Cash Flow (FCF)	$5.5	$8.5	$26.8	$36.6
Other Operating Activities Changes	14.3	7.7	15.6	0.3

Net FCF	$19.8	$16.2	$42.4	$36.9

FCF/Share	$0.09	$0.13	$0.42	$0.59
Shares used in calculations	65.9	63.8	64.0	61.8

        (Our definition of Free Cash Flow includes the line items shown above, but does not include all operational working capital changes as the "timing" of certain payments and receipts unevenly distort quarterly results. For example, the fourth quarter of 2004 and year each had an extra payroll period (~$12 million) compared to the respective 2003 periods. We added above "Other Operating Activities Changes" from the Statement of Cash Flows, which increase or decrease Free Cash Flow, to provide "Net Free Cash Flow".) Net Income and shares used in the above table are without FASB's EITF 04-8, as it would be misleading to add cash flow that did not occur and divide by shares that are not outstanding.

        Compared to the $36.6 million FCF above, Wall Street analysts' current FCF consensus estimate for 2005 is approximately $48-52 million.

Novasoft Update:

        Pursuant to a German government approved offering document, CIBER purchased 26.5 percent of Novasoft AG's outstanding minority shares in November 2004. CIBER proceeded to add 0.6 percent in December. Combined with our 67.0 percent purchased in September 2004, CIBER owned 94.1 percent of Novasoft's net outstanding shares as of December 31, 2004. Subsequent to year-end, CIBER has acquired another 0.7 percent, or 94.8 percent in total. As soon as we acquire the required 95.0 percent level, we will proceed to promptly provide to acquire the remaining publicly-held shares pursuant to mechanisms of German securities laws.

Domestic Bookings and Pipeline:

        "Signed contracts for U.S. operations for the December 2004 quarter were approximately $190 million. For the 2004 year, U.S. bookings were approximately $865 million, representing a U.S. book to bill ratio of 1.2 to 1. Our U.S. pipeline has increased slightly to $1.6 billion at year's end," said Ed Longo, CIBER's Chief Operating Officer.

Sarbanes Oxley:

        The cost for 2004 to CIBER shareholders to comply with this legislation was approximately $1 million, or $0.01/share. We believe CIBER's costs have been lower than those reported by most public companies that have broken them out. Ongoing costs are currently projected at about $500,000 per year. Much higher external accounting fees, because that industry is being asked to defend themselves more than ever, are the main costs to shareholders going forward.

Goals for 2005:

        "CIBER's 2005 is heavily focused on 'organic growth' initiatives. Industry verticals in our ERP services groups are a priority. Public sector growth, both Federal and State & Local, are also high priorities. Continued assimilation of our material 2004 M&A in Europe 2004 is also vital. SAP consulting, now representing well over 10 percent of consolidated annualized revenues, is an area of greater attention for 2005. And, our recently announced "CIBERsites" initiative, our domestic development centers which offer an alternative to sending U.S. jobs offshore, will hopefully gain the traction that we think can be very meaningful," continued Slingerlend.

2005 Outlook

        Please again note that CIBER's guidance for 2005 includes potential dilution from its 2 7/8 percent of 2003 debenture offering (as though bondholders will convert all of their holdings (not currently possible) into common shares once CIBER's stock trades above $16.36/share). The retroactive dilution from this synthetic calculation was approximately $0.03 per share to 2004 results and will average approximately $0.01 per quarter in 2005.

        Consistent with the Company's more baseline approach to guidance, for the quarter ending March 2005, CIBER now anticipates, under current circumstances, revenue of $235-240 million, Cash EPS of $0.11-0.12 per share and GAAP EPS of $0.10-0.11 per share.

        For calendar 2005, we are guiding revenue to a range of $970-990 million. Cash EPS is anticipated in the $0.60 per share range with GAAP EPS of approximately $0.55 per share, both plus or minus $0.02 per share. These would be representative increases of 15-17 percent in revenue, 21-29 percent in Cash EPS and 18-27 percent in GAAP EPS. Free Cash Flow is forecasted to be $48-52 million, or approximately $0.80/share (without including FASB's additions to income and share count).

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia. With offices in 17 countries, annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2005. All rights reserved.

CIBER, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
	In thousands, except per share data
Consulting services	$161,664	$226,043	$663,973	$809,162
Other revenue	5,734	9,194	28,014	33,859

Total revenue	167,398	235,237	691,987	843,021

Cost of consulting services	119,360	167,302	478,328	589,397
Cost of other revenue	4,159	5,167	20,369	21,450
Selling, general and administrative expenses	37,550	48,089	158,163	176,692
Amortization of intangible assets	641	1,375	2,664	4,214

Operating income	5,688	13,304	32,463	51,268
Other income (expense), net	(162)	(1,895)	(1,028)	(3,873)

Income before income taxes	5,526	11,409	31,435	47,395
Income tax expense	1,348	3,958	11,451	17,694

Net income	$4,178	$7,451	$19,984	$29,701

Earnings per share—diluted	$.07	$0.11	$.31	$0.45

Weighted average shares—diluted	67,741	76,573	65,451	74,642

        For the three months ended December 31, 2003 and 2004, respectively, earnings per share—basic was $0.07 and $0.12, and weighted average shares—basic were 62,228 and 62,540.

        For the year ended December 31, 2003 and 2004, respectively, earnings per share—basic was $0.31 and $0.49, and weighted average shares—basic were 63,505 and 60,701.

CIBER, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	December 31, 2003	December 31, 2004
	In thousands
Assets
Current assets:
Cash and cash equivalents	$132,537	$44,446
Accounts receivable, net	140,037	206,108
Prepaid expenses and other current assets	10,521	18,163
Income taxes refundable	4,616	743
Deferred income taxes	4,931	5,421

Total current assets	292,642	274,881
Property and equipment, net	15,377	26,745
Intangible assets, net	258,223	449,645
Other assets	7,081	7,401

Total assets	$573,323	$758,672

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,236	$28,200
Accrued compensation and related liabilities	37,954	46,491
Other accrued expenses and liabilities	24,399	50,405
Income taxes payable	501	10,914

Total current liabilities	80,090	136,010
Long-term line of credit—bank	—	48,704
Long-term debentures	175,000	175,000
Other long-term liabilities	13,601	17,418

Total liabilities	268,691	377,132
Minority Interest	—	3,877
Shareholders' equity	304,632	377,663

Total liabilities and shareholders' equity	$573,323	$758,672

CIBER, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Year ended December 31,
	2003	2004
	In thousands
Operating activities:
Net income	$19,984	$29,701
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	8,604	10,006
Amortization of intangible assets	2,664	4,214
Deferred income taxes	7,653	10,155
Provision for doubtful receivables	2,025	1,222
Provision for office lease and closure costs	1,267	—
Other, net	(253)	(27)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	6,789	(15,962)
Other current and long-term assets	1,459	1,347
Accounts payable	1,169	4,685
Accrued compensation and related liabilities	271	(12,145)
Other accrued expenses and liabilities	(15,592)	(6,185)
Income taxes payable/refundable	6,328	9,914

Net cash provided by operating activities	42,368	36,925

Investing activities:
Acquisitions, net of cash acquired	(17,648)	(120,328)
Proceeds from the sale of DigiTerra Broadband, net of expenses	1,986	300
Purchases of property and equipment, net	(4,410)	(7,357)
Purchases of investments	(62)	—
Sales of investments	593	—

Net cash used in investing activities	(19,541)	(127,385)

Financing activities:
Employee stock purchases and options exercised	7,824	8,629
Purchases of treasury stock	(55,348)	(11,181)
Borrowings on long term bank line of credit	367,965	246,448
Payments on long term bank line of credit	(389,829)	(197,744)
Line of credit origination fees paid	(250)	(88)
Repayment of debt of acquired companies	—	(52,628)
Proceeds of debenture offering	169,289	—
Borrowing on term note	—	6,000
Payments on term note	—	(1,800)
Cash settlement of put option	(5,832)	—
Minority contribution	—	294

Net cash provided by (used in) financing activities	93,819	(2,070)

Effect of foreign exchange rate changes on cash	992	4,439

Net increase (decrease) in cash and cash equivalents	117,638	(88,091)
Cash and cash equivalents, beginning of period	14,899	132,537

Cash and cash equivalents, end of period	$132,537	$44,446

Supplemental Information:

CIBER, Inc.
Operating Results Analysis
For the Quarter and Year Ended December 31, 2004
(unaudited)
($ In millions)

	Three Months Ended				Year Ended
	December 31, 2003		December 31, 2004		December 31, 2003		December 31, 2004
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue By Divisions
U.S. Custom
Commercial*	$80.6	48	$86.0	37	$349.0	50	$339.0	40
Public Sector	43.8	26	73.7	31	174.9	25	277.7	33
U.S. Package	21.1	13	21.9	9	93.8	14	88.0	10
Europe*	22.6	14	53.9	23	76.5	11	140.8	17
Corporate Elims.	-0.7	—	-0.3	—	-2.2	—	-2.5	—

Total	$167.4	100	$235.2	100	$692.0	100	$843.0	100

		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue
Operating Income
U.S. Custom
Commercial*	$4.5	5.6	$7.1	8.3	$27.5	7.9	$28.1	8.3
Public Sector	4.7	10.7	6.2	8.4	19.3	11.0	29.6	10.7
U.S. Package	1.0	4.7	2.9	13.2	8.9	9.5	8.0	9.1
Europe*	1.5	6.6	2.9	5.4	2.4	3.1	9.1	6.5
Corporate Expense	-5.4	-3.2	-4.4	-1.9	-22.9	-3.3	-19.3	-2.3

EBITA	$6.3	3.8	$14.7	6.3	$35.2	5.1	$55.5	6.6

Amortization Expense	0.6	0.4	1.4	0.6	2.7	0.4	4.2	0.5

Operating Income	$5.7	3.4	$13.3	5.7	$32.5	4.7	$51.3	6.1

*
U.S. includes India's results; Europe includes Eastern Asia

Average Headcounts: (~)
Billable	5,100	7,100	5,000	6,400
Total	5,800	8,100	5,700	7,300
Utilization (~)	85%	87%	88%	90%
Avg. Hourly Bill Rates (~)	$72.00	$74.00	$72.00	$71.25

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CIBER's 2004 REVENUE GROWS 22%, SETS RECORD Fourth Quarter Revenue up 41% to $235 Million, Also a Record; Fiscal and Fourth Quarter Earnings Up 49% and 78%, Respectively; Free Cash Flow Increases 37% to $37 Million